EXHIBIT 23.2
                                                                    ------------


                                                          DELOITTE
                                                          & TOUCHE



                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Nexen Inc. on Form S-8 of our report dated January 23, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the reclassification of certain amounts to give effect to a change in generally accepted accounting principles in 2002), appearing in the Annual Report on Form 10-K of Nexen Inc. for the year ended December 31, 2002 and to the references to us under Item 9 and Item 10 in the Annual Report on Form 10-K of Nexen Inc. for the year ended December 31, 2002.

(signed) "Deloitte & Touche LLP"

Chartered Accountants

Calgary, Alberta, Canada

September 12, 2003